Exhibit 99.1

MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

AMC ENTERTAINMENT ELEVATES FILM EXECUTIVE NIKKOLE DENSON-RANDOLPH TO CHIEF CONTENT OFFICER IN THE UNITED STATES, REPORTING TO CHAIRMAN AND CEO ADAM ARON – ELIZABETH FRANK TO SIGN ON AS CEO OF REALD

LEAWOOD, KANSAS - (January 30, 2025) – AMC Entertainment Holdings, Inc. (NYSE: AMC), the largest theatrical exhibitor in the United States and in the world, today announced the promotion of Nikkole Denson-Randolph to the role of Senior Vice President, U.S. Chief Content Officer. In her new role, Denson-Randolph will now oversee AMC’s U.S. film programming, content acquisition, and movie strategy initiatives, along with AMC’s studio and creative community relationships. Denson-Randolph will be based in Los Angeles. She will report directly to AMC Chairman and CEO Adam Aron, and she will serve on AMC’s Executive Committee.

This leadership transition coincides with the departure of Elizabeth Frank, AMC’s long-time head of Worldwide Programming and Chief Content Officer. Frank will assume the role of Chief Executive Officer of RealD, a leading global provider of 3D cinema technology, and AMC’s largest 3D partner.

As part of the leadership transition, Juan Antonio Gomez, Chief Partnership and Content Officer at ODEON Cinemas Group, will lead all film and content programming internationally for AMC Entertainment’s movie theatres outside the United States. Based in London, he will continue to report to Mark Way, President, AMC Europe & Managing Director of ODEON Cinemas Group, and Gomez will continue to serve on the Executive Committee of ODEON.

Denson-Randolph and Gomez will pair and collaborate to ensure that a comprehensive array of film and alternative content continues to be seen on the big screens of AMC and ODEON.  They will also strive to strengthen the already superb relationships AMC and ODEON enjoy with movie studios and filmmakers the world over.

During her 16 years at AMC Theatres, Nikkole Denson-Randolph has made a profound impact on the theatrical exhibition industry and millions of moviegoers around the country, through her focus on and dedication to independent film, storytelling, and content that appeals to a wide array of audiences. In her most recent role as Senior Vice President, Content Strategy & Inclusive Programming, Denson led the planning and execution of AMC Theatres Distribution’s two concert films, Taylor Swift: The Eras Tour, and Renaissance: A Film by Beyoncé. She also has worked closely with the major studios through her leadership of AMC’s Programming Promotions team, which leverages AMC’s in-theatre and digital moviegoer engagement to stimulate more frequent movie-going.

Denson-Randolph has spent her AMC career planning, executing, and leading innovative and strategic programs that greatly expand content available to moviegoers. Her extensive work has helped open new avenues for filmmakers and studios to bring their stories to the big screen. AMC Artisan Films, a program designed to celebrate character-driven stories from unique perspectives, launched under Denson-Randolph’s leadership in

2019. Denson-Randolph also led and orchestrated the launch of AMC Independent, a highly popular film program designed to provide AMC Theatres’ guests with on-screen storytelling from around the world and create a direct pipeline for filmmakers who are poised to distribute their own films theatrically.

Adam Aron, Chairman and CEO of AMC, expressed his confidence in the leadership that Denson-Randolph will bring to the programming of AMC’s U.S. screens:

“Nikkole Denson-Randolph’s vision, creativity, and unmatched expertise in the film industry have played a vital role in AMC’s success over the past 16 years. Her ability to identify diverse content, elevate unique cinematic voices, and innovate attendance-driving programs has positioned AMC as a leader in showcasing films that resonate with all audiences. She is highly respected internally at AMC and throughout the entertainment industry. I have every confidence that we won’t miss a beat as the baton is passed from Elizabeth Frank to Nikkole.”

Denson-Randolph, who previously served as Director of Business Development for Starbucks Coffee Company’s entertainment group, and as President of Magic Johnson Entertainment, shared her enthusiasm about this new chapter:

“I am honored to take on this incredible opportunity to lead AMC’s film operations in the United States during such an exciting time for the industry. Movies remain a universal language, and AMC is at the forefront of bringing exceptional stories to life on the big screen. I look forward to building on our strong legacy and ensuring that audiences everywhere have access to an extraordinary cinematic experience at AMC Theatres.”

Aron added, “At the same time, I have every confidence that Juan Antonio Gomez will continue to apply his unique industry knowledge to programming our international screens. As I have scoured the movie theatre business across Europe, it has become very clear to me that no one matches Juan Antonio’s ability to get the job done well.  ODEON is fortunate to have such a top-tier player in his key leadership role.”

Juan Antonio Gomez said, “I love movies, and love what I do for ODEON Cinemas Group. Since AMC acquired ODEON in 2016, it has been fulfilling for us to jointly evolve into becoming the largest movie theatre company across the globe. As the box office builds, these are exciting times for our industry, and I look forward to continuing to help lead the way internationally for AMC Entertainment.”

As AMC bids farewell to Elizabeth Frank, the company celebrates her many significant contributions. During her 15-year tenure, nearly all of which came at the helm of AMC’s Film Programming & Content department, Frank played a pivotal role in growing AMC from the second-largest theatrical exhibitor in the United States into a global powerhouse, as the largest exhibitor in the United States and in the world.

Adam Aron said, “Elizabeth Frank has played a crucial role in AMC’s evolution, and she has delivered for us over and over again. We thank her for her dedication to AMC and are thrilled for her that she has been offered a CEO role, especially so because RealD is an important programming partner for both AMC and ODEON. As an example of its relevance to AMC, RealD 3D generated $145 million of AMC’s domestic box office in 2024. I am hopeful that Elizabeth can spark growth for RealD 3D, which in turn has the prospect of greatly benefiting AMC and Odeon financially as a result.”

Elizabeth Frank commented on her transition:

“Being a part of AMC’s innovation and expansion has been deeply rewarding for me, both professionally and personally. Through my role at AMC, I have experienced first-hand the potential for 3D to enhance the movie-going experience and increase a movie’s box office performance. I am excited to join RealD now, as industry dynamics position 3D for tremendous growth.”

ABOUT AMC ENTERTAINMENT HOLDINGS, INC.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 900 theatres and 10,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. In addition, in 2023 AMC launched AMC Theatres Distribution with the highly successful releases of TAYLOR SWIFT | THE ERAS TOUR and RENAISSANCE: A FILM BY BEYONCÉ. AMC Theatres Distribution expects to release more concert films with the world’s leading musical artists in the years ahead. For more information, visit www.amctheatres.com.

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Source: AMC Entertainment Holdings